As Filed with the Securities and Exchange Commission July 28 , 2010

Registration No.: 333-161052

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 10

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVERHILL MANAGEMENT SERVICES, INC.

Delaware	SIC 8471	26-2274999
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

21 Merrimac Way, Unit B Tyngsboro, MA 01879 978-697-1180
(Address and telephone of registrant’s executive office)
Ms. Emily Lussier 21 Merrimac Way, Unit B Tyngsboro, MA 01879 978-697-1180
(Name, address and telephone of agent for service of process)
Copies of all communication to: Eric W. Richardson, Esq. Cohen & Richardson, LLP 2321 Rosecrans Avenue, Suite 4210 El Segundo, CA 90266 Telephone (310) 469-9601 Fax (310) 469-9610

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mar whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer      .  Accelerated Filer      .

Non-accelerated Filer      .  Smaller Reporting Company  X .

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, par value $.0001 per share (1)	727,000	$0.25	$181,750	$10.14

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price. The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued which shares of common stock were all issued at $0.25 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SILVERHILL MANAGEMENT SERVICES, INC.

21 Merrimac Way – Unit B

Tyngsboro, MA 01879

Up to 727,000 Shares of Common Stock

Offering Price: $0.25 per share

As of March 31, 2010 and as of the date of this Prospectus we had 4,212,000 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 727,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market. We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $0.25 per share until our common shares are quoted on the OTCBB and thereafter all selling stockholders other than our two corporate officers will sell at prevailing market prices, or privately negotiated prices. Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB. Silverhill Management Services, Inc. is a start up venture intending to engage in the business of offering business support services and outsourced business processes to proprietors, entrepreneurs and small businesses. Our services will include project management, database and information storage, the creation of legally compliant business policies, document management services, and finance and accounting services. We will require substantial additional capital contributions for our business to become fully operational.

INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 28 , 2010.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

The Company intends to offer business support services to proprietors, entrepreneurs, and small business owners. By offering a full suite of outsourced business processes including project management, database and information storage, document management services, and finance and accounting services, the Company will market its “Virtual Admin” brand to businesses to help optimize their managements’ time and allow them to focus on their core business activities. The Company will secure office space, hire necessary personnel, purchase equipment, further develop the service offering, and commence its marketing efforts. There is no assurance that the Company will be successful in these endeavors or that if accomplishes all of these steps it will be able to operate profitably. Based on management’s personal experience, the Company believes that its product is a legitimate business opportunity for the Company and its shareholders.

We were incorporated in March of 2008, under the laws of the State of Delaware and have not commenced marketing or sales of our product. Our headquarters are located at 21 Merrimac Way – Unit B, Tyngsboro, MA 01879, which is the residence of our Chief Executive Officer, and our telephone number is 978-697-1180. We intend to establish a web site to help in marketing our product. Any information that may appear on our web site once it is operational should not be deemed to be a part of this prospectus.

About This Offering

The Offering

Securities being offered:	Up to 727,000 shares of common stock, par value $0.0001, by the selling stockholders.

Offering price per share:	$0.25

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:	50,000,000 shares of common stock authorized, 4,212,000 shares issued and outstanding,

10,000,000 shares of blank check preferred stock authorized – none issued.

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices. Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB

Selected Financial Information

BALANCE SHEET DATA: As of March 31, 2010

Cash:	$280
Total assets:	$280
Accrued expenses:	$21,636
Total liabilities:	$21,636
Total stockholders’ deficit:	$(21,356)

STATEMENT OF OPERATIONS DATA: For the Interim Period Ended March 31, 2010

Revenues:	$0.00
Operating expenses:	$(7,545)
Net loss:	$(7,545)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. The occurrence of any the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We are not yet operational and will require substantial additional funds. We intend to enter the business of offering business support services and outsourced business processes to proprietors, entrepreneurs and small businesses. Our services will include project management, database and information storage, document management and finance and accounting services. The exact array of services we will offer will be affected by our ability to raise additional capital to secure the office space, personnel and equipment required to provide these services. The greater amount of capital we raise, the greater our services will be both in the quantity of different services we offer and the number of clients we might serve. We have not raised the capital we require for our proposed business operations. However, we have not yet hired any personnel, acquired the necessary equipment or otherwise begun operations. Our activities to date have been organizational and developmental (pre-operational). We believe that our presently available funds and our financing commitments will be sufficient to meet our anticipated needs for our business plan in the pre-operational stage for at least the next twelve months. We will need to raise additional funds of $500,000 to $2,500,000 to further develop our product and additional funds to truly become operational, implement our business plan, bring our product to market, respond to competitive pressures or acquire complementary businesses or technologies. We may also need to raise funds if our available funds decrease during our various operational stages. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and stockholders may experience dilution. Moreover, such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance new product offerings or respond to competitive pressures. We have no commitments to raise the additional capital we will need to become operational. Thus we may never become operational and, even if we do, we may not have sufficient funds to grow to meet demand if we are successful and investors may lose their entire investment. Recent economic developments and the current economic climate may make it especially difficult to raise additional funds.

Our independent auditors have expressed doubt about our ability to continue as a going concern. We received a report on our financial statements for the period from March 25, 2008 (inception) through December 31, 2009 from our independent registered public accounting firm that includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. We are not operational with limited resources. We can offer no assurance that the actions we plan to take to address these conditions will be successful. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We will not be subject to all of the requirements of the Securities Exchange Act of 1934 ("34 Act") and this will limit information available about us. Upon the effectiveness of the registration statement (which includes this prospectus) we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, as required. Currently, we do not expect to file a 1934 Act registration statement. Accordingly, and because at this time we are not going to have a class of securities registered under the 34 Act, we will not be subject to proxy rules or Section 16 or 14 of the 1934 Act, until such time as we do file a 34 Act registration statement. This means that information regarding securities holdings of our officers, directors and 10% stockholders will not be made available on a current basis and we will be able to take shareholder actions without complying with the SEC's proxy rules. In addition, Section 15(d) of the 34 Act provides an automatic suspension of the periodic reporting obligation as to any fiscal year (except the fiscal year in which the registration statement became effective) if an issuer has fewer than 300 security holders of record at the beginning of such fiscal year. If our reporting obligation is suspended, investors in our stock may be adversely impacted by the lack of such information, including current reports, periodic reports and annual reports.

Our ability to hire additional personnel is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated marketing and business support professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people. We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

We face substantial competition. Competition in all aspects of the outsourced services and business services industry is intense. We will compete against established outsourced business services companies with name familiarity and greater financial resources. A large part of our effort will be directed to being recognized in this market of large players and, as a small company, to gain the trust of purchasing decision makers at our potential customers. Competitors may seek to duplicate the benefits of our services in ways that do not infringe on any benefits that our services offer. As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control. We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

Our success depends to a large extent upon the continued service of key managerial and technical employees and our ability to attract and retain qualified personnel. Specifically, we are highly dependent on the ability and experience of our key employee, Emily Lussier, our president and CEO. We do not have an employment agreement with Ms. Lussier. The loss of Ms. Lussier would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Our management team serves us on a part time basis and conflicts may arise. Ms. Lussier, our President and CEO, and Mr. Steele, our CFO, devote only a small portion of their time to our operations. We estimate that Ms. Lussier and Mr. Steele each devote approximately 10 hours per week to our operations. Since they also have other outside commitments, it is inevitable that conflicts will arise in their allocation of time and effort. While they will seek to give us sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of our key personnel.

The ability of our president to control our business will limit minority shareholders' ability to influence corporate affairs. Our president, Emily Lussier, owns 3,875,000 or approximately 92.00% of our 4,212,000 issued and outstanding shares. Even if she were to sell all of her shares that are covered by this prospectus, she would still own 3,485,000 shares or approximately 83.33% of our issued and outstanding shares. Because of her stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because she may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not become operational. We require between $500,000 and $2,500,000 in debt or equity financing. Our management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the Over the Counter Bulletin Board (“OTCBB”). However, we cannot be certain that we will accomplish these goals or that, even if we do, that additional funds will be raised. No one has committed to invest the money we need to become operational. If we cannot become operational, we will eventually be required to abandon our plans and, unless we can find a suitable acquisition or merger partner our shareholders will lose their investment. We have not located any suitable potential merger partner because we intend to proceed with our business. Recent economic developments and the current economic climate may make it especially difficult to raise additional funds. If we do not raise additional funds, we may be required to abandon our current business plan and either operate our plan on a much smaller scaled basis or seek a different line of business. However, we will use our concerted best efforts to seek additional funds and effect our planned business and we have no other present plans.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, at such time as we are required to file an annual report pursuant to section 13(a) or 15(d) of the Exchange Act. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of the end of our fiscal year. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. Our initial annual report may contain a statement to the effect that "This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies."

The Success of Our Business Depends on the Development and Enhancement of Our Services and Attracting and Retaining a Large Number of Potential Customers. Our success depends on developing and enhancing our services and attracting a large number of potential customers and persuading them to use our services. Our success is also dependent on ensuring that these customers remain our loyal long-term customers. If we fail to persuade customers to utilize our services or our competitors are more successful in achieving sales, then our revenues will suffer. As a new business, we lack recognition in the market. We do not have any services currently available. The limited funding that will be available to us upon the successful completion of this offering, which is not assured, will not permit us to offer extensive logistical services and may not enable us to obtain the number and caliber of customers necessary to achieve profitable operations. Our customers may not accept our logistics solutions over those offered by our competitors because they may doubt our ability to continue without funding. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract and convert potential customers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all. As of the date of this prospectus, we have no existing, and a limited number of potential, customers, none of whom have made any commitments to purchase any services from us.

The Logistical Services Business Is Subject to Rapid Technological Change and, if We Do Not Respond to Technological Developments on a Timely and Cost-Effective Basis to Better Serve Our Customers and Meet Their Expectations, it Could Adversely Impact Our Ability to Attract and Retain Customers. The markets that we will serve are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render our proposed logistical services obsolete from time-to-time. If we are unable to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, it could adversely impact our ability to attract and retain customers. As a result, our market position could be eroded rapidly by advancements by competitors. It is not possible to predict presently the life cycle of any of our proposed logistics services. Broad acceptance of these proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. We may experience difficulties that could delay or prevent the successful marketing and delivery of our proposed logistics services. We may not be able to successfully implement new technologies, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Further, new services offered by others may meet the requirements of the marketplace and achieve market acceptance.

Intense Competition May Result in Price Reductions and Decreased Demand for Our Services; We Will Be at a Competitive Disadvantage as Compared to Virtually All Existing Companies in Overcoming These Competitive Factors; and Our Business Strategy May Not Be Successful. We expect to face strong competition from well-established companies and small independent companies like ourselves that may result in price reductions and decreased demand for our services. Our strategy to overcome these competitive factors, which is described in this prospectus under "Our Proposed Business - Competition," may not be successful. We will be at a competitive disadvantage in obtaining the facilities, employees, financing and other resources required to provide the superior, highly customized, state-of-the-art logistical analysis and problem-solving services and solutions demanded by customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. We expect to be less able than our larger competitors to cope with generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of those advances.

We may not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees, and this may impair our ability to effectively comply with Section 404 of the Sarbanes-Oxley Act. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have not obtained a market maker to file an application with the FINRA on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock. Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 10,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future. We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 727,000 of our 4,212,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From March, 2008 through July 2009, 4,212,000 shares of common stock were issued to 42 individuals:

Upon our formation in March 2008 we issued 3,900,000 shares to Emily Lussier, our founder, director and CEO/President, at $0.0001 per share for $396.00. Ms Lussier donated 25,000 shares to AAD, LLC, a not-for-profit engaged in animal rescue. Ms. Lussier entered into a lockup agreement with Company dated January 3, 2010 pursuant to which she has agreed that she will not sell more than 5,000 shares per calendar quarter. The lockup agreement expires on January 2, 2013.

Upon our formation in March 2008 we issued 20,000 shares to Robert Steele, our CFO, at $0.0001 per share for $2.00. At the time of our formation, Mr. Steele began to perform accounting and financial serves for the Company and continues to do so through the date of this Prospectus. Mr. Steele has entered into a lockup agreement with Company on January 3, 2010 pursuant to which he has agreed that he will not sell more than 5,000 shares per calendar quarter. The lockup agreement expires on January 2, 2013.

Upon our formation in March 2008 we also issued 40,000 shares to our counsel Eric W. Richardson at $0.0001 per share for $4.00. At the time of our formation, Mr. Richardson began to perform legal services for the Company and continues to do so through the date of this Prospectus.

An additional 252,000 shares were issued to 47 shareholders for $63,000 in cash ($0.25 per share) in a private placement that was conducted from March 2008 to July 2009. Included in this offering, Mr. Richardson purchased 4,000 additional shares. These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITYHOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
Emily Lussier, President, CEO and Director	3,875,000	92.00%	390,000	3,485,000	83.33%
Robert Steele, CFO	20,000	*	20,000	0	0%
Eric W. Richardson	44,000	*	44,000	0	0%
AAD, LLC[1]	25,000	*	25,000	0	0%
James Anderson	8,000	*	8,000	0	0%
Berger Family Enterprises, FLP[2]	8,000	*	8,000	0	0%
Moises Bonilla Vega	4,000	*	4,000	0	0%
Robin Bromberg	4,000	*	4,000	0	0%
Cambria Investment Fund, LP3	4,000	*	4,000	0	0%
Kathy Carter	4,000	*	4,000	0	0%
Jennifer Christensen	4,000	*	4,000	0	0%
DC Network Solutions, Inc.[4]	4,000	*	4,000	0	0%
Chris DeMatteo	4,000	*	4,000	0	0%
Gary Dergazarian	4,000	*	4,000	0	0%
Lisa Dergazarian	4,000	*	4,000	0	0%
Karen Faiman	20,000	*	20,000	0	0%
Randall Fergusen	4,000	*	4,000	0	0%
Wendy Girardi	4,000	*	4,000	0	0%
Ira Goldfarb	4,000	*	4,000	0	0%
Jing Guo	8,000	*	8,000	0	0%
Andrew Haag	4,000	*	4,000	0	0%
Bernadette Haag	4,000	*	4,000	0	0%
Carol Humphrey	8,000	*	8,000	0	0%
Domenico Inglese	4,000	*	4,000	0	0%
KGB Family LTD Partnership[5]	4,000	*	4,000	0	0%
Barry Kravette	4,000	*	4,000	0	0%
Jacqueline Kravette	4,000	*	4,000	0	0%
Yun Liu	8,000	*	8,000	0	0%
Jaclyn Marsoubian	4,000	*	4,000	0	0%
Rose Marsoubian	4,000	*	4,000	0	0%
Gloria Martinez	4,000	*	4,000	0	0%
Marilyn Moline	4,000	*	4,000	0	0%
Mark Moline	4,000	*	4,000	0	0%
Ryan Nawmann	4,000	*	4,000	0	0%
Nishika, Inc.	4,000	*	4,000	0	0%
Lynn Oddo	4,000	*	4,000	0	0%
Dylan Pettit	8,000	*	8,000	0	0%
Laurel Pettit	8,000	*	8,000	0	0%
Jonathan Rahn	4,000	*	4,000	0	0%
Real Path, Inc	4,000	*	4,000	0	0%
Phyllia Realmuto	4,000	*	4,000	0	0%
Brett Robertson	4,000	*	4,000	0	0%
Scott Sansiviero	4,000	*	4,000	0	0%
Michelle Sotnikow	12,000	*	12,000	0	0%
David Stein	4,000	*	4,000	0	0%
Tara Stein	4,000	*	4,000	0	0%
Sidney Ann Toohey	8,000	*	8,000	0	0%
Jonathan Vanderbilt	8,000	*	8,000	0	0%
Brian Williams	4,000	*	4,000	0	0%
Hong Yi Wang	8,000	*	8,000	0	0%
Total	4,212,000	100.0%	727,000	3,485,000	100.0%

* Percentage is only indicated if greater than 1%. None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

1 Joseph Fleishon, Matt Stein and Kacqueline Fleishon are members of ADD, LLC and are the beneficial owners of ADD, LLC’s shares.

2 David Berger is the General Partner of Berger Family Enterprises, FLP and is the beneficial owner of the limited partnership’s shares.

3 Michael Vanderhoof is the Manager of the general partner of Cambria Investment Fund, LP and manages the investment decisions of the Fund. Mr. Vanderhoof has the voting power over the shares.

4 Matt Stein is the General Partner DC Network Solutions, Inc. and is the beneficial owner of DC Network Solutions, Inc.’s shares.

5 Kathy Carter is the General Partner of KGB Family LTD Partnership and is the beneficial owner of the partnership’s shares.

Emily Lussier, our CEO/president is a Selling Stockholder and will be considered to be an underwriter for purposes of this offering. Her current intention is to remain as our officer regardless of whether she sells a substantial portion of her stockholding in us. She is nevertheless offering 390,000 shares of her shareholder interest in this offering (approximately 9.26% of all outstanding common shares) since otherwise sales by her would be restricted to 1% (or approximately 42,120 shares) of all outstanding shares every three months in accordance with Rule 144. As our officer/control person, Ms. Lussier may not avail herself of certain provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders other than our two officers will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices. Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 3,960,000 of our outstanding shares were issued at $0.0001 in March 2008 upon formation of the Company and 252,000 of our outstanding shares were issued at $0.25 per share between March, 2008 and July, 2009. Accordingly, in determining the offering price, we selected $0.25 per share, which was the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•

on any market that might develop;

•

in transactions other than market transactions;

•

by pledge to secure debts or other obligations;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•

in a combination of any of the above.

Selling stockholders other than our two officers will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. Our two officers will only sell at a fixed price of $0.25 per share.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporation Records or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action. In order to obtain a listing in Standard and Poor's Corporation Records, the Company will be required to pay Standard and Poor’s a fee and to provide the publisher with information related to the Company’s business, capital expenditures, number of stockholders, transfer agent, stock price history, dividend history, digest of earnings, balance sheet information, and other information related to the Company.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, including Rule 102 of Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. Rule 100 of Regulation M defines such restricted period as the period beginning on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement, unless otherwise required to do so by federal securities laws.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our directors, officers and consultants are as follows:

Name	Age	Position(s)
Emily Lussier	32	President, Chief Executive Officer and a Director
Robert Steele	43	Chief Financial Officer

Term and Family Relationships

Our director currently has terms which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. We only have two officers and one director and no family relationships exist among our officers, directors and consultants.

Business Experience

Emily Lussier was elected president, CEO and a director upon our formation in March, 2008. She has been employed by Financial Advisors Network (“FAN”) as Office Manager and Executive Assistant to the CEO since 2005. In her capacity as an Executive Assistant, Ms. Lussier was responsible for providing administrative support to the Chief Executive Officer by conducting research, preparing statistical reports, handling information requests, and performing clerical functions such as preparing correspondence, receiving visitors, arranging conference calls, and scheduling meetings. FAN is a registered investment advisor organized in the state of Massachusetts, employs four (4) individuals and in 2008 had revenues of approximately $600,000. From 2002 -2005 she was Executive Assistant to the CEO at Caritas St. Elizabeth’s Medical Center in Boston, MA. She holds a Bachelor of Science in Management, Human Resources Minor from Plymouth State College.

Robert Steele has more than twenty years experience as an entrepreneur and corporate officer of public and private companies. He has been the President of Steele Consulting since April 2007. Steele Consulting is a Nevada corporation, has one employee and generated approximately $100,000 in revenues in 2008. Prior to that, beginning in February 2003, Mr. Steele joined Quintek Technologies, Inc., serving in the role as CEO and Chairman of the Board of Directors. Quintek was a publicly traded company that provided Business Process Outsourcing services to Fortune 500 companies. While at Quintek, Mr. Steele grew the company’s revenues and supervised a two year contract with GMAC to process 35 million pages of loan documents. Mr. Steele resigned from Quintek in 2007 to pursue other interests. Quintek never achieved profitability and ceased operations in 2008. Prior to Quintek, in 1999, Mr. Steele founded iBrite, a wireless information software company in Reston, Virginia, and from May 1999 through June 2001 served as its Chief Executive Officer. The company established contractual partnerships with AOL and Global Knowledge to provide technology for delivering sophisticated content to mobile devices. From 1988 through 1998, Mr. Steele served as Corporate Vice President & Chief Technology Officer for CADD Microsystems, Inc. (CMI), currently a provider of Autodesk Computer Aided Design software, consulting, training, and integration services in the Washington, DC metropolitan area. During his time at CMI, the company grew from $50,000 in annual sales to more than $3,000,000. Mr. Steele sold and supervised significant systems integration contracts with clients such as Lucent Technologies, Long Airdox Mining (Division of the Fortune 500 Marmon Group), ABB, GSA (General Services Administration), FAA (Federal Aviation Administration), and NRO (National Reconnaissance Office). Mr. Steele received a Bachelor of Science in Electronic and Computer Engineering from George Mason University in 1988.

On or about August 1, 2008, we engaged Touchstone Advisors, Inc. (the "Consultant"), a company controlled by Jonathan Destler. The services rendered by the Consultant included assisting us with general business consulting, including identifying and recruiting our present CFO, identifying call centers and other operational locations for our business and assisting with the development of our business plan. We have paid the Consultant $30,500 in consulting fees pursuant to an oral agreement. We do not intend to offer the Consultant any stock as compensation. The Company made certain payments to the Consultant totaling $30,500 in aggregate for services rendered during the respective period as follows:

8/14/08 - $12,500.00

9/29/08 - $2,500.00

10/20/08 - $7,000.00

11/12/08 - $4,000.00

12/5/08 - $4,500.00

The Company does not have a written agreement with the Consultant and does not foresee any need to obtain any services from the consultant in the next 12 months.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Code of Ethics

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate. If we grow we will adopt a suitable code of ethics.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) each of the three highest paid persons who are our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 10% of any class of our securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Amount owned after the offering	Percent of class after the offering

Emily Lusier	3,875,000	3,485,000	83.33%
21 Merrimac Way
Unit - B
Tyngsboro, MA 01879

Robert Steele	20,000	-	0.00%
21 Merrimac Way
Unit - B
Tyngsboro, MA 01879

All officers and directors	3,895,000	3,485,000	83.33%
as a group (2 people)

DESCRIPTION OF CAPITAL STOCK

Introduction

We were established as a Delaware corporation in March 2008. We are authorized to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 10,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. There are 4,212,000 shares of our common stock issued and outstanding on the date of this prospectus which shares are held by 42 shareholders. The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

The purchasers of our common stock may sell their shares in accordance with Rule 144. In December 2007, Rule 144 was amended to shorten the holding period for affiliate and non-affiliate holders of restricted securities of SEC-reporting companies to six months, subject to certain conditions and to permit unlimited resale by non-affiliate holders of restricted securities (a) by complying only with the current public information condition for resale of restricted securities issued by SEC reporting companies made after the six-month holding period; and (b) without complying with any Rule 144 conditions for resale of restricted securities issued by both SEC reporting and non-reporting companies made after a one-year holding period.

In terms of actual selling dates, 252,000 of our outstanding shares were purchased between March, 2008 and July, 2009, and so the six-month period and the one-year period would start running at the date the shares were actually purchased. The remaining 3,960,000 shares of common stock were issued at the time of our formation in March 2008, and may now be resold pursuant to Rule 144 as they have been held for over one year.

Under Rule 144(d), if the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on Rule 144 for the account of either the acquiror or any subsequent holder of those securities. If, on the other hand, the issuer of the securities is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on Rule 144 for the account of either the acquiror or any subsequent holder of those securities.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record of the Company immediately preceding his demand. Delaware General Corporation Law Section 220 has provided a right to inspect corporate books and records to the record owner of any number of shares of a corporation’s stock for any proper purpose. Shareholders having this right are to be granted inspection rights, and if the corporation, or an officer or agent thereof, refuses to permit an inspection sought by a stockholder or attorney or other agent acting for the stockholder pursuant to subsection (b) of this Section 220 or does not reply to the demand within 5 business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel such inspection (Delaware General Corporation Law Section 220(c)). The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place - Suite 100, Salt Lake City, UT 84111, Phone: (801) 355-5740.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Registration Statement on Form S-1 involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to business support services and outsourced business processes, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR PROPOSED BUSINESS

We intend to enter the business of offering business support services and outsourced business processes to proprietors, entrepreneurs and small businesses in the United States. Our services will include project management, database and information storage, the creation of legally compliant business policies, document management services, and finance and accounting services. The Company intends to initially fulfill these services by employing labor in the United States, and then increasingly by employing lower-cost labor in developing nations such as the Philippines and India. We are not presently operational, but anticipate commencing operations following the effectiveness of this Registration Statement, such commencement being contingent on the receipt of additional financing of between $500,000 and $2,500,000. Our primary focus will be to hire management personnel in both marketing and business support services areas.

Initial Rollout

The Company will initially seek to raise between $500,000 and $2,500,000 three to six months after the effectiveness of this Registration Statement. This capital will permit the Company to engage in its initial rollout (herein, the "Initial Rollout"). The Initial Rollout will entail the hiring of the initial employees and initiation of the Company's early service offerings, such as project management, database and information storage, the creation of legally compliant business policies, book keeping and document management services. These services will be offered to clients in the United States, and will largely be fulfilled with employees and resources originating in the United States.

Secondary Rollout

After the Company completes its Initial Rollout, the Company will seek to raise additional capital in the equity and debt markets. If the Company is successful raising additional capital, it will initiate the next phase of its business plan (herein, the "Secondary Rollout"). In the Secondary Rollout, the will deploy new capital to continue to hire staff and improve its technology and operations, and will seek to offer additional services to its customers which are more capital intensive, such as finance and accounting services. The Company will also be in a better position to utilize overseas vendors for the fulfillment of its BPO services to its U.S. based customers, and so international fulfillment will be one component of the Secondary Rollout.

Overview

The Company intends to offer business support services to proprietors, entrepreneurs, and small business owners by offering a full suite of outsourced business processes including project management, database and information storage, legally compliant policy manual generation, document management services, and finance and accounting services to businesses in the U.S. As part of its Initial Rollout, the Company will secure office space, hire necessary personnel, purchase equipment, further develop the service offering, and commence its marketing efforts. There is no assurance that the Company will be successful in these endeavors or that if accomplishes all of these steps it will be able to operate profitably. Based on management’s personal experience, the Company believes that its product and service offerings constitute a legitimate business opportunity for the Company and its shareholders. As part of the Initial Rollout, the Company intends to fulfill the BPO needs of its customers by utilizing resources and employees in the United States, but the Company also believes that as it continues to grow and enters its Secondary Rollout , it can reduce costs and increase margins by utilizing BPO personnel in foreign countries, such as the Philippines and India, to fulfill the BPO services on behalf of its U.S. customers.

Through the Company’s services, clients will be able to gain the advantage of maintaining their growth goals without the need to sacrifice precious resources to address standard business bottlenecks. The Company therefore will allow firms to retain their entrepreneurial speed and agility, advantages they would otherwise sacrifice in dealing with logistics rather than the specific focus of the client’s business. The Company will also allow clients to grow at a faster pace as they will be less constrained by large capital expenditures for people, training, equipment, or mistakes made from lack of experience in areas which are unrelated to the client’s specific business purpose.

The field of business process outsourcing has shown dramatic growth in recent years. According to Deloitte, a global organization of member firms devoted to providing audit, tax, consulting, and financial advisory services, the key factors considered when selecting an off-shore outsourcing location are: 1) cost, 2) proficiency in language, 3) industry expertise, 4) technology infrastructure, 5) time zone, 6) political risk, and 7) climate (in that order). (Business Trends Quarterly, Q3 2006).

The Business Process Outsourcing (BPO for short) industry is one of the fastest-growing business sectors in the world. Although much of the demand for such services emanates from the United States and Europe, much of the fulfillment of BPO services occurs in developing nations, such as the Philippines and India. Strong demand for outsourcing services has long been fueled by voice-based services, but demand for back-office support services and high- value "knowledge processing" services is increasing rapidly according to the results of a recent Business Processing Association/Philippines survey conducted with Outsource2Philippines. Seventy percent of respondents - BPO executives in the Philippines - said services they provide to clients are high or very high value-added. As a result, analysts project positive growth for the outsourcing industry and forecast a global BPO market worth $220 billion to $280 billion by 2012. (International BPO conference to tackle global industry issues, Business World, August 6, 2009).

According to a new report by Global Industry Analysts, Inc. released in April 2010, the global finance and accounting outsourcing market, just one subset of the overall BPO market, is set to reach $44.9 billion by 2015 (Global Finance & Accounting Outsourcing Market Set to Reach $44.9 Billion by 2015, According to New Report by Global Industry Analysts, Inc., Global Industry Analysts, Inc., April 2010). In fact, the report concludes that as a result of the global economic crisis, a growing number of firms are outsourcing their finance-related processes to third-party providers, thereby gaining exposure to new technologies, expanding market presence around the globe, achieving better cost efficiencies, and gaining best practices of the industry. The Company intends to leverage these cost efficiencies associated with the use of offshore BPO providers.

While expansion in all industries has slowed as a direct result of the recession and the current market conditions, growth rate in the finance and accounting outsourcing sector for 2010 is still expected to approach 20%. That is not to say that business process outsourcing has not slowed as well. When comparing the current outlook to recent years, the outlook the rate of growth has in fact declined. (Finance and Accounting Outsourcing Expected to Increase in 2010, Everest Research Institute, 2010).

NelsonHall's BPO Index for 2007 showed that the BPO market was prospering with year-on-year total contract value (TCV) growth of 147 percent and that the leading indicators for future BPO growth were strong. The defense sector is becoming an increasing source of "white-collar" BPO and two U.S. military contracts worth a combined total of $17.4 billion made a major contribution to 2007 BPO TCV growth. Removing these contracts to show the underlying level of BPO TCV growth in the commercial sector and civil government agencies gives global BPO TCV growth of 28 percent.

In addition, BPO is consistently increasing in strength in all regions. By region, 2007 BPO TCV growth across the commercial sector and civil government agencies was 34 percent in North America, 26 percent in Europe, and 19 percent in the rest of the world.

In addition to a strengthening of BPO in 2007 overall, there was a relative strengthening in BPO contract signings as the year progressed, which bode well for prospects for BPO growth in the future. Although the first half of the year tends to be the stronger in terms of contract activity, BPO TCV in the second half of 2007 matched that in the first half of 2007, with the level of H2 BPO signings in Europe at record levels, indicating that BPO signings remain on an upward trend. Overall BPO contract activity in H2 2007 was over 20 percent stronger than would have been predicted on the basis of H1 signings. (Nelson Hall BPO Index Identifies 147% Growth in BPO TCV in 2007: Indicators are Strong, January 10, 2008).

More recent data only validates this growth trend. Growth in employment in the BPO industry has risen at a compounded annual growth rate of 26% since 2002. Going forward, the BPO industry is expected to grow 15-17% in fiscal year 2011 ( The Financial Express , July 25, 2010). According to a June 2010 prediction by the National Association of Software and Service Companies (Nasscom), the addressable market from the sector has a strong future, Information Week reports. The report suggests the BPO industry will increase to reach between $890 billion and $980 billion in 2020, tripling in size from its current $200 billion.

We expect over time and as part of the Secondary Rollout to expand the fulfillment of our operations to some foreign countries, for both the benefit of our clients, and to generate greater profits as a result of lower operational costs. As an example, such operational costs would consist of lower average wages for workers. Expansion to overseas markets in business process outsourcing has been commonplace for the last decade. The Company believes that by pairing its U.S. customer base with lower-cost fulfillment overseas, it can achieve a cost-competitive offering and expand more rapidly.

The industry employed about 372 thousand workers as of year-end 2008 and generated 6 billion US dollars of export revenue for the year. In 2008, the creative BPO sector generated total revenue of US$150 million. The Philippines currently is getting 15 percent of the total creative outsourcing market, while India is getting 37 percent. (CICT executive confident RP to hit BPO growth target, Ehda M. Dagooc (The Freeman), September 15, 2009).

A decade ago, McKinsey and India’s powerful information technology and outsourcing trade group, Nasscom, predicted that revenue from outsourcing by foreign companies would reach $50 billion in India in 2010. (Wall Street Journal, Heather Timmons, June 2, 2009) According to the findings of NASSCOM, the sector BPO sector in India has reached USD 58.8 billion in Fiscal Year 2008-2009 up from USD 52 billion in Fiscal Year 2007-2008. Export revenues for the Indian IT-BPO industry recorded growth of 16.3 percent and clocked revenues of USD 46.3 billion in Fiscal Year 2008-2009 up from USD 40.4 billion in Fiscal Year 2007-2008. The domestic segment grew by 21% to register revenues of INR 570 billion in Fiscal Year 2008-2009 from INR 470 billion in Fiscal Year 2007-2008. (Indian IT-BPO industry shows resilience; to grow by 4-7 percent in FY09-10, ENP Newswire, July 29, 2009).

Other locations like Eastern Europe, Philippines, Morocco, Egypt and South Africa have emerged to take a share of the market. China is also trying to grow from a very small base in this industry. However, while the business process outsourcing industry is expected to continue to grow in India, its market share of the offshore piece is expected to decline. Important centers in India are Bangalore, Hyderabad, Kolkata, Mumbai, Pune, Chennai and New Delhi. This international growth of BPO is relevant to the Company's business prospects, because (a) the Company believes it can maximize its margins and growth potential by outsourcing BPO processes to these growing foreign markets, and (b) the growth of BPO services in such foreign markets demonstrates the overall growth in the underlying demand for such services.

The World BPO/ITO Summit of 2010 reported that on the topic of work going offshore, there is broad agreement that the efficiency enhancements will permit more effective use of skilled US workers to increase productivity, quality and operational enhancements, which will fuel top-line growth.

The business process outsourcing industry has estimated that 90,000 new jobs will be created this year as companies abroad continue to seek lower costs and tap the Philippines for skilled workers. This fact is important because U.S. outsourcing firms, like the Company, will tap foreign nations like the Philippines for skilled workers to handle the outsourced tasks. Again, the Company plans to fulfill the BPO needs of its U.S. customers with workers in countries like the Philippines. In an interview, industry association head Oscar Sanez noted that the target new jobs this year is higher than the 74,000 actual jobs created in 2009. ABS-CBN News, February 22, 2010.

Proposed Products and Services

The Company will market its “Virtual Admin” brand to businesses to help optimize their management's time and allow them to focus on their core business activities. Although we have not conducted any formal studies, we believe that the small business community will be receptive to our services. We will seek to obtain referrals through word-of-mouth from our relationships and utilize our initial performance record in our marketing strategy to commence building a larger customer base. Among the services that we propose to offer customers as part of the Initial Rollout are :

(i)

overall analysis of the customer's various logistical systems and functions, such as customer service, purchasing, inventory control, transportation and warehousing;

(ii)

recommendations for and/or implementation of improvements, modifications, cost reductions and/or other efficiencies in the performance of various of these systems and functions;

(iii)

recommendations for and/or implementation of outsourcing of functions to third parties where appropriate;

(iv)

consulting in areas such as technology, feasibility and cost analysis, sales and management training, business, planning, website strategy, post training support, corporate training and development;

(v)

review of the customers policies and procedures to ensure compliance with various laws and regulations relating to employment practices, including procedural or training manuals with adherence to ISO or other quality standards of business. File storage of documentation is provided via CD or on-line. May include layout, design, scanning, and insertion of clip art, general input, formatting, printing, photocopying, and binding of the manuals created;

(vi)

specific problem-solving, such as creating timelines and plans, budget development, deliverables management, communications planning, and documentation. Project tracking and notification of past due tasks, generating reports, and maintenance of the project plan from initiation through completion of the project, contract negotiation, administration, reporting and control;

(vii)

office management, which includes faxing, research, book keeping, bill payment and invoicing, travel requirements, meeting and event planning, transcriptions, translations, correspondence, mail merge set-up of personalized form letters, flyers, and general mail outs; and

Among the services that we propose to offer customers as part of the Secondary Rollout are:

(i)

finance and accounting outsourcing (FAO), which we describe in more detail below.

(ii)

client business expansion, which would include compilation of new or revisions to existing proposals, presentations, bids, or other forms of documentation and correspondence, and PowerPoint presentations to prospective clientele.

As we have indicated in the "Risk Factors" section and throughout this prospectus, the Company is not yet operational and will require substantial additional funds .. The exact array of services we will offer will be affected by our ability to raise additional capital to secure the office space, personnel and equipment required to provide these services. The greater amount of capital we raise, the greater our services will be both in the quantity of different services we offer and the number of clients we might serve. We will need to raise additional funds of $500,000 to $2,500,000 to further develop our product and additional funds to truly become operational, implement our business plan, bring our product to market, respond to competitive pressures or acquire complementary businesses or technologies.

The Company believes that finance and accounting outsourcing could be an important part of its Secondary Rollout. A new report from international consulting and research firm Everest reports that the finance and accounting outsourcing (FAO) market in 2010 is predicted to grow by approximately 20 percent and reach nearly $3.7 billion in annual contract volume (ACV). According to the Finance & Accounting Outsourcing Annual Report 2010, annual ACV growth slowed to 11 percent in 2009, as compared to 20-plus percent growth rates in 2006-2008. According to the same study, the FAO market reached $3.1 billion in annual spending (ACV) last year, representing about $24 billion in total FAO spending.

The Company intends to begin offering FAO services as part of its Secondary Rollout.  Finance departments are under more pressure than ever to deliver timely and accurate financial information while improving strategic value. Today's CFOs are voicing ongoing frustration about being too consumed with non-value adding transactional activities and regulatory compliance and not having enough time to focus on corporate strategy and being a partner to business. Increased turnover in finance departments, increased demands on financial reporting and legacy IT is compounding the pressure on time and management of finance and accounting departments. The Company's FAO services will help reduce the pressure on a finance and accounting department and provide an effective solution to some of these challenges. The Company will partner with clients to redefine their finance operations by bringing technology capabilities, domain expertise, value add management, operational excellence and relentless focus on process improvement and predictability. The Company intends to provide a wide range of finance, accounting, and tax outsourcing services. Clients will be able to choose to outsource one or two discrete processes, such as accounts payable/ receivable or choose to outsource their entire accounting function.

We will not, like some logistics firms, specialize in any one area of the logistics industry. Rather, our executive officer will seek to use her expertise and experience to make available to, and customize to the business and operations of, each customer all of the services aforementioned, including, but not limited to, overall analysis, recommendations, implementation and specific problem-solving.

We will charge each customer a fee for our services based upon, among other factors, the time necessitated in the performance of, and the difficulty of the services. We intend, depending upon the success of our initial operations and depending upon our ability to raise additional capital over the next twelve months, to employ limited additional personnel with experience in the logistics business. While our working capital is extremely limited at the present time, provided that we can raise additional capital through the sales of our common stock over the next twelve months, we would like to employ a limited number of additional employees in addition to our executive officers, including a marketing specialist and a part-time bookkeeper. Our continuation in business after the expiration of one year from the date of this offering and the employment of significant additional staff, will be dependent upon our achievement of significant profits from operations and/or obtaining significant capital from third party investors. Eventually, assuming our initial success in generating operating profits and raising capital from third party investors, management plans to expand the scope of our services and to begin to utilize foreign workers to fulfill our customer's BPO needs. We have also engaged Touchstone Advisors, Inc., a company controlled by Jonathan Destler, to assist us with general business consulting which has included identifying and recruiting our present CFO. We have paid that consultant $29,000 in consulting fees pursuant to an oral agreement. The oral agreement is month to month, and can be terminated by either party at any time. We do not intend to offer that consultant any stock as compensation.

In order to ensure the performance of high quality, state-of-the-art, customized services, we will endeavor to follow specific procedures ourselves, double-checking crucial steps and benchmarking our services with those of competitors. Certain of the procedures that we intend to follow include: (i) prompt response to customers during, and availability to customers for emergencies after, business hours; (ii) provision of free, written estimates within approximately 72 hours; (iii) commencement of work within seven days following the receipt of a signed contract; (iv) completion of services undertaken without interruption; (v) use of the highest quality products and materials available; (vi) follow-up subsequent to the completion of each job to ensure customer satisfaction; and (vii) guarantee of satisfaction of the services performed. Additionally, we intend to evaluate and assess the nature, quality and timeliness of our services from time-to-time through surveys and other means in order to be responsive to changes in market conditions and customer demands and to be competitive with the services offered by competitors.

Operating Plan and Cost Analysis

After we complete our initial funding after the effectiveness of this Registration Statement, as part of its Initial Rollout the Company will hire sales manager, marketing manager, accounting manager and delivery manager. The sales and marketing managers will design the web site and the sales tools necessary to introduce prospective customers to our service offering.

The service offering will include a suite of services including:

•

Graphics, Animation, Presentations, Logo Creation

•

Brochure Creation, Illustrations, Banners

•

Customer Service, Web Research, Word Processing

•

Email Handling, Translation, Data Entry, Transcription

Services will be offered on a monthly contract basis with four packages; Tier One – 10 hours a month, Tier Two – 20 hours a month, Tier Three – 30 hours a month, Tier Four – 40 hours a month.

The accounting manager will purchase and configure the accounting system and establish accounting procedures. The delivery manager will establish the training program to train new employees on delivering the services. The delivery manager will design and implement the work ordering, scheduling and billing software that will administrate the identification and delegation of client services.

The sales manager will hire sales people for each geographical region. The marketing manager will develop a webinar that prospective customers can attend. The marketing manager will purchase keywords like “virtual admin” on Google adwords to drive traffic to the webinar. The marketing manager will purchase email lists and send bulk email to small and medium sized businesses to generate interest in the webinar. Sales staff will call leads generated from people who attend the webinar, review the services and sign contracts with new customers.

Customers will be given a main contact. They will be able to assign work and communicate with their main contact via email and Skype with or without video. If the customer requests a service that is not the core competency of the main contact, the main contract will receive the work request and enter it into the system. The delivery manager will review these contacts in real-time and assign the proper resource to accomplish the task.

We estimate that it will take 12 months to complete the Initial Rollout and become cash flow positive. We believe that if the Company can raise an additional $2.5 million in capital (see "Recent Activities of the Company" below), that amount of capital will get the Company to cash flow positive. We estimate operating expenses to be approximately $150,000 per month. We estimate our gross margin to be 28% to 30%. In 2004, according to the US Census Bureau, there were 1.2 million businesses in the United States with between 10 and 500 employees. To break even, we will need to make $600,000 a month in sales, the equivalent of 1,500 Tier Four contracts which is 0.1% of the market.

Firms with 10 to 19 employees	632,682
Firms with 20 to 99 employees	526,355
Firms with 100 to 499 employees	86,538
Total	1,245,575

The Company will take care to phase in its various offerings based upon the amount of capital it is able to raise (see "Recent Activities of the Company" below). To that end, the Company intends to offer some of the lower-cost services as part of the Initial Rollout, such as outsourcing recommendations, compliance and document storage, and office management including research, book keeping and bill management. When the Company generates positive cash flow and is able to raise additional financing from the capital markets, the Company will initiate its Secondary Rollout and will begin offering some of the higher-cost and more robust outsourced services such as finance and accounting services and will tap the international markets for lower-cost labor fulfillment. As stated in the initial paragraph in the "Risk Factors" section, the exact array of services we will offer will be affected by our ability to raise additional capital to secure the office space, personnel and equipment required to provide these services. The greater amount of capital we raise, the greater our services will be both in the quantity of different services we offer and the number of clients we might serve.

Planned Sales and Marketing

Our marketing effort will be a vital part of our operation. We will market direct to our customers and have allocated a significant portion of our operating budget to this marketing effort that may include hiring marketing personnel, advertising in trade publications and, if required, advertising in the general media. We have not conducted any studies to determine the optimal price points for our proposed product.

Competition

Competition in all aspects of the outsourced services and business services industry is intense. We will compete against established outsourced business services companies with name familiarity and greater financial resources. We intend to use our relatively small size to our advantage by focusing on customer service and by deploying unique marketing strategies. A large part of our effort to compete against our other companies in our field will be directed to being recognized in this market of large players and, as a small company, to gain the trust of purchasing decision makers at our potential customers. In an effort to effectively compete, we will focus heavily on providing excellent service to our customers. We also intend to compete by running cutting edge marketing campaigns that use the internet and other technologies to educate the market about our services. Competitors may seek to duplicate the benefits of our services in ways that do not infringe on any benefits that our services offer. As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control. We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

Employees

As of March 31, 2010 and currently we have no employees. Our officers serve us on a part time basis and are compensated minimally. If we become fully operational, we foresee the need for five technical employees, at least two clerical employees, and marketing and sales personnel as determined by management’s judgment of our business’ needs.

Recent Activities of the Company

In recent months, the Company has been primarily focused on becoming public so it can have better access to capital and leverage its public equity to explore strategic M&A opportunities. Once the Company has an effective Registration Statement and has secured financing, has commenced operations and trading in the Company's stock, the Company will consider, on a case by case basis, using our public stock as currency to acquire businesses that would compliment our service offering and add value to our shareholders.

The Company has engaged in discussions with numerous potential financing sources and feels well positioned through its relationships in the capital markets to secure additional financing upon the effectiveness of this Registration Statement. The Company believes that the effectiveness of this Registration Statement will greatly enhance the Company's ability to access the capital markets, since many investors in early-stage companies prefer the liquidity of a publicly-listed stock over the relative illiquidity of a private investment. To this end, the Company has had general discussion regarding financing with investment banking firms who work with early stage companies. Some of the firms are Rodman & Renshaw, Maxim Group, Roth Capital, Focus Bankers LLC, Midtown Partners and MDB Capital Group. The substance of these discussions to date has been to get an interest level in the Company’s proposed business strategy so that when the Company has a publicly-traded security, the Company can move on to more substantive conversations which would include valuation for the Company and terms for a financing. The Company believes that is has identified a number of reputable potential financing sources, it believes the capital markets environment is improving as it relates to completing financings, and the Company is confident that its business strategy is a sound one and will be well received by potential investors. Discussions began during the second half of 2009 but have not resulted in financing because any proposed financing from these sources would be predicated on the Company having an effective Registration Statement.

Legal Proceedings

We are not party to any legal proceeding and are unaware of any threatened legal proceeding to which we may become subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in the “Risk Factor” section.

OVERVIEW

We are in a developmental stage. Implementing our planned business operation is dependent on our ability to raise between $500,000 and $2,500,000 of additional capital after all offering expenses paid to a placement agent, attorneys, accountants and the like.

Our plan is to utilize such capital we raise as follows:

	If a Net of $500,000 is Raised	If a Net of $2,500,000 is Raised

Renting and Furnishing Offices	$100,000	$250,000

Equipment	$80,000	$300,000

Officer Salaries	$100,000	$350,000

Marketing Expense	$120,000	$850,000

Working Capital	$100,000	$750,000

The foregoing are estimates only and any funds may be reallocated based upon management’s evaluation of then existing conditions.

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause a general economic downturn and negatively impact our results. However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

DESCRIPTION OF PROPERTY

We currently operate out of the residence of our CEO and president Emily Lussier and will not pay any rent to Ms. Lussier until such time as we generate cash flow from our fund raising activities or operations. When we receive additional funding and need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget as set forth above.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations through sale of our common stock. There are no cash flows generated from our businesses as we are still a development stage company and has not yet commenced the operations. However, no assurance can be given that the future funding to be available through the sale of equity. As of September 24, 2009, we had approximately $12,000 in cash which include approximately $6,000 cash on hand at June 30, 2009 and $6,000 proceeds from sale of our common stock in July 2009. We believe that cash on hand may not be adequate to satisfy our ongoing working capital needs. During Fiscal Year 2009, our primary objectives in managing liquidity and cash flows will be to keep the Company operating.

Cash flow activities for the interim period ended March 31, 2010

Net Cash Used in Operating Activities. Net cash used in operating activities were $0 which includes net loss from operations of ($7,545), offset by increases of $7,545 in accrued expenses.

Net Cash Provided by Financing Activities. We had no net cash provided by financing activities through sale of common stock.

Over the next twelve months our existing capital may not be sufficient to sustain our operations. Management plans to seek additional capital to fund operations through additional equity financing. No assurance can be made that such financing would be available. Even if the equity financing is successful, it could have a negative impact on our financial condition and dilute our existing shareholders’ equity interest in the Company.

We had minimal capital expenditures for the interim period ended March 31, 2010 and we do not anticipate the need for any significant capital expenditures during the next twelve (12) months.

OFF BALANCE SHEET ARRANGEMENTS

None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated on March 25, 2008 at which time 3,900,000 shares of common stock were purchased by and issued to the Company’s founder, President and CEO, at $0.0001 per share for $390.00. At the time of incorporation, 20,000 shares of common stock were also purchased by and issued to the Company’s Chief Financial Officer at $0.0001 per share and 40,000 shares of common stock were purchased by and issued to the Company’s legal counsel at $0.0001 per share. Our founder donated 25,000 of her shares to a not-for-profit organization.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of each of the three highest paid persons who are officers or directors as a group during our past two fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Emily Lussier, CEO	2009	$5,000	$0	$0	$0	$0	$0	$0	$5,000
	2008	$5,000	$0	$0	$0	$0	$0	$0	$5,000
Robert Steele, CFO	2009	$0	$0	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0	$0	$0

The Company has paid a nominal amount of compensation to its CEO and does not intend to pay her more than $5,000 per year until such time as its capital resources are sufficient in the judgment of its Board of Directors. The Company has not paid and has no present plan to give any compensation other than cash and the granting of shares of common stock. The Company does not have any Stock Option Plan or other equity compensation plans.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Cohen & Richardson, LLP, 2321 Rosecrans Avenue, Suite 4210, El Segundo, California 90245. Mr. Richardson, a partner of Cohen & Richardson, LLP owns 44,000 shares of our common stock that are included in this registration statement. .

EXPERTS

The financial statements of Silverhill Management Services, Inc. as of December 31, 2009 and 2008, for the year ended December 31, 2009 and for the period from March 25, 2008 (inception) through December 31, 2008, included in this prospectus have been audited by Li & Company, PC, independent registered public accounting firm, and have been so included in reliance upon the report of Li & Company, PC given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Silverhill Management Services, Inc.

21 Merrimac Way – Unit B

Tyngsboro, MA 01879

Silverhill Management Services, Inc.

(A Development Stage Company)

December 31, 2009 and 2008

Index to Financial Statements

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at December 31, 2009 and 2008	F-3

Statements of Operations for the Year Ended December 31, 2009, for the Period from March 25, 2008 (Inception) through December 31, 2008 and for the Period from March 25, 2008 (Inception) through December 31, 2009

F-4

Statement of Stockholders’ Deficit for the Period from March 25, 2008 (Inception) through December 31, 2009	F-5

Statements of Cash Flows for the Year Ended December 31, 2009, for the Period from March 25, 2008 (Inception) through December 31, 2008 and for the Period from March 25, 2008 (Inception) through December 31, 2009

F-6

Notes to the Financial Statements	F-7

Interim Financial Statements as of March 31, 2010 (Unaudited) and December 31, 2009, for the Interim Period Ended March 31, 2010 and 2009 and for the Period from March 25, 2008 (Inception) through March 31, 2010 (Unaudited)

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Silverhill Management Services, Inc.

(A development stage company)

Tyngsboro, Massachusetts

We have audited the accompanying balance sheets of Silverhill Management Services, Inc. (a development stage company) (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2009, for the period from March 25, 2008 (inception) through December 31, 2008, and for the period from March 25, 2008 (inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the year ended December 31, 2009, for the period from March 25, 2008 (inception) through December 31, 2008, and for the period from March 25, 2008 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had negative working capital and a deficit accumulated during the development stage at December 31, 2009 and had a net loss and cash used in operations for the year then ended, with no revenues earned since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

March 8, 2010

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash	$280	$5,433

Total Current Assets	280	5,433

Total Assets	$280	$5,433

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses	$14,091	$9,600

Total Current Liabilities	14,091	9,600

STOCKHOLDERS' DEFICIT:
Preferred stock at $0.0001 par value: 10,000,000 shares authorized,
none issued or outstanding	-	-
Common stock at $0.0001 par value: 50,000,000 shares authorized,
4,212,000 and 4,136,000 shares issued and outstanding, respectively	421	414
Additional paid-in capital	62,975	43,982
Deficit accumulated during the development stage	(77,207)	(48,563)

Total Stockholders' Deficit	(13,811)	(4,167)

Total Liabilities and Stockholders' Deficit	$280	$5,433

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

		For the Period from	For the Period from
	For the Year	March 25, 2008	March 25, 2008
	ended	(Inception) through	(Inception) through
	December 31, 2009	December 31, 2008	December 31, 2009
OPERATING EXPENSES:
Professional fees	$26,441	$42,200	$68,641
General and administrative expenses	2,203	6,363	8,566

Total operating expenses	28,644	48,563	77,207

LOSS BEFORE TAXES	(28,644)	(48,563)	(77,207)

INCOME TAXES	-	-	-

NET LOSS	$(28,644)	$(48,563)	$(77,207)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.01)	$(0.01)	$(0.02)

Weighted Common Shares Outstanding -
basic and diluted	4,188,196	4,023,231	4,125,851

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT
For the Period from March 25, 2008 (Inception) through December 31, 2009

	Common Stock, $0.0001 Par Value			Deficit accumulated
	Number of		Additional Paid-in	During the Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Deficit
Balance, March 25, 2008 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for cash at $0.0001 per share upon formation of the Company	3,960,000	396	-	-	396

Issuance of common stock for cash at $0.25 per share on May 7, 2008	4,000	1	999	-	1,000

Issuance of common stock for cash at $0.25 per share between July 15, 2008 and September 25, 2008	92,000	9	22,991	-	23,000

Issuance of common stock for cash at $0.25 per share between October 3, 2008 and December 15, 2008	80,000	8	19,992	-	20,000

Net loss	-	-	-	(48,563)	(48,563)

Balance, December 31, 2008	4,136,000	414	43,982	(48,563)	(4,167)

Issuance of common stock for cash at $0.25 per share between January 12, 2009 and January 27, 2009	28,000	3	6,997	-	7,000

Issuance of common stock for cash at $0.25 per share between May 29, 2009 and June 18, 2009	24,000	2	5,998	-	6,000

Issuance of common stock for cash at $0.25 per share on July 2, 2009	24,000	2	5,998	-	6,000

Net loss	-	-	-	(28,644)	(28,644)

Balance, December 31, 2009	4,212,000	$421	$62,975	$(77,207)	$(13,811)

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

		For the Period from	For the Period from
		March 25, 2008	March 25, 2008
	For the Year ended	(Inception) through	(Inception) through
	December 31, 2009	December 31, 2008	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,644)	$(48,563)	$(77,207)

Adjustments to reconcile net loss to net cash used in
operating activities
Changes in operating assets and liabilities:
Accrued expenses	4,491	9,600	14,091

NET CASH USED IN OPERATING ACTIVITIES	(24,153)	(38,963)	(63,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	19,000	44,396	63,396

NET CASH PROVIDED BY FINANCING ACTIVITIES	19,000	44,396	63,396

NET CHANGE IN CASH	(5,153)	5,433	280

Cash at beginning of period	5,433	-	-

Cash at end of period	$280	$5,433	$280

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

See accompanying notes to the financial statements.

Silverhill Management Services, Inc.

(A Development Stage Company)

December 31, 2009 and 2008

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND OPERATIONS

Silverhill Management Services, Inc. (a development stage company) (“Silverhill” or the “Company”) was incorporated on March 25, 2008 under the laws of the State of Delaware. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any revenues to date. The Company plans to offer business support services to proprietors, entrepreneurs, and small business owners.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2009 or 2008, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the year ended December 31, 2009 or for the period from March 25, 2008 (inception) through December 31, 2008.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net loss per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2009 or 2008.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009. Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls. The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls. This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010. Commencing with its annual report for the fiscal year ending December 31 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•

of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•

of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•

of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”,which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”. This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments by the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)). Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification. The amendments in this Update also provide a technical correction to the Accounting Standards Codification. The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary. That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders. It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate. Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights. Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $77,207 at December 31, 2009 and a net loss of $28,644 and cashed used in operations of $24,153 for the year then ended, with no revenues since inception.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ DEFICIT

Common stock

The Company was incorporated on March 25, 2008 at which time 3,960,000 shares of common stock were issued to the Company’s founders at $0.0001 per share for $396.

On May 7, 2008, the Company sold 4,000 shares of its common stock in a private placement at $0.25 per share to one (1) individual for $1,000.

For the period from July 15, 2008 through September 25, 2008, the Company sold 92,000 shares of its common stock in a private placement at $0.25 per share to sixteen (16) individuals for $23,000.

For the period from October 3, 2008 through December 15, 2008, the Company sold 80,000 shares of its common stock in a private placement at $0.25 per share to fifteen (15) individuals for $20,000.

For the period from January 12, 2009 through January 27, 2009, the Company sold 28,000 shares of its common stock at $0.25 per share to seven (7) individuals for $7,000.

For the period from May 29, 2009 through June 18, 2009, the Company sold 24,000 shares of its common stock at $0.25 per share to five (5) individuals for $6,000.

On July 2, 2009, the Company sold 24,000 shares of its common stock at $0.25 per share to three (3) individuals for $6,000.

NOTE 5 – INCOME TAXES

Deferred tax assets

At December 31, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $77,207 that may be offset against future taxable income through 2029. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $26,250 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $26,250.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability. The valuation allowance increased approximately $9,737 and $16,513 for the year ended December 31, 2009 and for the period from March 25, 2008 (Inception) through December 31, 2008, respectively.

Components of deferred tax assets at December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008

Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$26,250	$16,513
Less valuation allowance	(26,250)	(16,513)

Deferred tax assets, net of valuation allowance	$-	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2009	For the Period from March 25, 2008 (inception) through December 31, 2008

Federal statutory income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%	(34.0)%
Effective income tax rate	0.0%	0.0%

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of December 31, 2009 through March 8, 2010, the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$280	$280

Total Current Assets	280	280

Total Assets	$280	$280

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses	$21,636	$14,091

Total Current Liabilities	21,636	14,091

STOCKHOLDERS' DEFICIT:
Preferred stock at $0.0001 par value: 10,000,000 shares authorized,
none issued or outstanding	-	-
Common stock at $0.0001 par value: 50,000,000 shares authorized,
4,212,000 shares issued and outstanding	421	421
Additional paid-in capital	62,975	62,975
Deficit accumulated during the development stage	(84,752)	(77,207)

Total Stockholders' Deficit	(21,356)	(13,811)

Total Liabilities and Stockholders' Deficit	$280	$280

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			For the Period from
	For the Three Months	For the Three Months	March 25, 2008
	ended	ended	(Inception) through
	March 31, 2010	March 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

OPERATING EXPENSES:
Professional fees	$7,545	$5,000	$76,186
General and administrative expenses	-	1,542	8,566

Total operating expenses	7,545	6,542	84,752

LOSS BEFORE INCOME TAXES	(7,545)	(6,542)	(84,752)

INCOME TAXES	-	-	-

NET LOSS	$(7,545)	$(6,542)	$(84,752)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.00)	$(0.00)

Weighted Common Shares Outstanding -
basic and diluted	4,212,000	4,056,022

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT
For the Period from March 25, 2008 (Inception) through March 31, 2010
(Unaudited)

	Common Stock, $0.0001 Par Value		Additional Paid-in Capital	Deficit accumulated During the Development Stage	Total Stockholders' Deficit
	Number of Shares	Amount
Balance, March 25, 2008 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for cash at $0.0001 per share upon formation of the Company	3,960,000	396	-	-	396

Issuance of common stock for cash at $0.25 per share on May 7, 2008	4,000	1	999	-	1,000

Issuance of common stock for cash at $0.25 per share between July 15, 2008 and September 25, 2008	92,000	9	22,991	-	23,000

Issuance of common stock for cash at $0.25 per share between October 3, 2008 and December 15, 2008	80,000	8	19,992	-	20,000

Net loss	-	-	-	(48,563)	(48,563)

Balance, December 31, 2008	4,136,000	414	43,982	(48,563)	(4,167)

Issuance of common stock for cash at $0.25 per share between January 12, 2009 and January 27, 2009	28,000	3	6,997	-	7,000

Issuance of common stock for cash at $0.25 per share between May 29, 2009 and June 18, 2009	24,000	2	5,998	-	6,000

Issuance of common stock for cash at $0.25 per share on July 2, 2009	24,000	2	5,998	-	6,000

Net loss	-	-	-	(28,644)	(28,644)

Balance, December 31, 2009	4,212,000	421	62,975	(77,207)	(13,811)

Net loss	-	-	-	(7,545)	(7,545)

Balance, March 31, 2010	4,212,000	$421	$62,975	$(84,752)	$(21,356)

See accompanying notes to the financial statements.

SILVERHILL MANAGEMENT SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the Three Months ended March 31, 2010	For the Three Months ended March 31, 2009	For the Period from March 25, 2008 (Inception) through March 31, 2010

	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,545)	$(6,542)	$(84,752)

Adjustments to reconcile net loss to net cash used in
operating activities
Changes in operating assets and liabilities:			-
Accrued expenses	7,545	(5,800)	21,636

NET CASH USED IN OPERATING ACTIVITIES	-	(12,342)	(63,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	-	7,000	63,396

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	7,000	63,396

NET CHANGE IN CASH	-	(5,342)	280

Cash at beginning of period	280	5,433	-

Cash at end of period	$280	$91	$280

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

See accompanying notes to the financial statements.

Silverhill Management Services, Inc.

(A Development Stage Company)

March 31, 2010 and 2009

Notes to the Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND OPERATIONS

Silverhill Management Services, Inc. (a development stage company) (“Silverhill” or the “Company”) was incorporated on March 25, 2008 under the laws of the State of Delaware. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any revenues to date. The Company plans to offer business support services to proprietors, entrepreneurs, and small business owners.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring journal entries) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2009 and notes thereto contained in the information filed as part of the Company’s Registration Statement on Form S-1, of which this Prospectus is a part.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at March 31, 2010 or December 31, 2009, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the interim periods ended March 31, 2010 or 2009.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net loss per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2010 or 2009.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009. Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls. The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls. This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010. Commencing with its annual report for the fiscal year ending December 31 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•

of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•

of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•

of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)). Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification. The amendments in this Update also provide a technical correction to the Accounting Standards Codification. The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary. That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders. It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate. Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights. Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $84,752 at March 31, 2010 and a net loss of $7,545 for the interim period then ended, with no revenues earned since inception.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ DEFICIT

Common stock

The Company was incorporated on March 25, 2008 at which time 3,960,000 shares of common stock were issued to the Company’s founders at $0.0001 per share for $396.

On May 7, 2008, the Company sold 4,000 shares of its common stock in a private placement at $0.25 per share to one (1) individual for $1,000.

For the period from July 15, 2008 through September 25, 2008, the Company sold 92,000 shares of its common stock in a private placement at $0.25 per share to sixteen (16) individuals for $23,000.

For the period from October 3, 2008 through December 15, 2008, the Company sold 80,000 shares of its common stock in a private placement at $0.25 per share to fifteen (15) individuals for $20,000.

For the period from January 12, 2009 through January 27, 2009, the Company sold 28,000 shares of its common stock at $0.25 per share to seven (7) individuals for $7,000.

For the period from May 29, 2009 through June 18, 2009, the Company sold 24,000 shares of its common stock at $0.25 per share to five (5) individuals for $6,000.

On July 2, 2009, the Company sold 24,000 shares of its common stock at $0.25 per share to three (3) individuals for $6,000.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of March 31, 2010 through May 25, 2010, the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	5
USE OF PROCEEDS	11
SELLING STOCKHOLDERS	11
DETERMINATION OF OFFERING PRICE	13
DIVIDEND POLICY	13
MARKET FOR SECURITIES	13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	17
DESCRIPTION OF CAPITAL STOCK	17
DESCRIPTION OF BUSINESS	19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
LEGAL MATTERS	27
EXPERTS	27
WHERE YOU CAN FIND MORE INFORMATION	27
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until XXXXX, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by the Company in connection with the sale of common shares being registered. All amounts except the SEC filing fee are estimates.

SEC registration fee	$21.48
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Miscellaneous	478.52

Total	$25,500.00

The foregoing are estimates only.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On March 25, 2008, 3,900,000 shares of our common stock were purchased by and issued to Emily Lussier, our president, at $0.0001 per share for $390.00. On March 25, 2008, 20,000 shares of our common stock were purchased by and issued to Robert Steele, our CFO, at $0.0001 per share for $2.00. On March 25, 2008, 40,000 shares of our common stock were purchased by and issued to Eric Richardson, our legal counsel, at $0.0001 per share for $4.00. All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”). All of the shares issued in such transactions bear an appropriate restrictive legend.

An additional 252,000 shares were issued to 47 shareholders for $63,000 in cash ($0.25 per share). Included in this offering, Mr. Richardson purchased 4,000 additional shares. These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part. The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description
3.0	Amended and Restated Lockup Agreement*
3.01	Lockup Agreement*
3.1	Certificate of Incorporation*
3.2	Bylaws*
4.1	Subscription Agreement*
4.2	Specimen Stock Certificate*
5.1	Legal Opinion
23.1	Consent of Li & Company, PC
23.2	Consent of Cohen & Richardson, LLP (included in Exhibit 5.1)

*previously filed

UNDERTAKINGS

We hereby undertake to:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(C) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 10 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Tyngsboro, State of Massachusetts, on July 28, 2010.

Silverhill Management Services, Inc.,

By: /s/ Emily Lussier

Name: Emily Lussier

Title: President and Chief Executive Officer

By: /s/ Robert Steele

Name: Robert Steele

Title: Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
/s/ Emily Lussier, President	President and Chief Executive Officer and a Director (Principal Executive)	July 28 , 2010
/s/ Robert Steele, CFO	Chief Financial Officer and Chief Accounting Officer	July 28 , 2010

II-4